Exhibit 10.1

FORM OF AMENDED AND RESTATED
CHANGE OF CONTROL
EMPLOYMENT AGREEMENT1

AGREEMENT by and between State Bancorp, Inc., a New York corporation (the “Company”) and [NAME] (the “Executive”), dated as [DATE].

The Board of Directors of the Company (the “Board”) has determined that it is in the best interests of the Company and its shareholders to assure that the Company will have the continued dedication of the Executive, notwithstanding the possibility, threat or occurrence of a Change of Control (as defined below) of the Company. The Board believes it is imperative to diminish the inevitable distraction of the Executive by virtue of the personal uncertainties and risks created by a pending or threatened Change of Control and to encourage the Executive’s full attention and dedication to the Company currently and in the event of any threatened or pending Change of Control, and to provide the Executive with compensation and benefits arrangements upon a Change of Control which ensure that the compensation and benefits expectations of the Executive will be satisfied and which are competitive with those of other corporations. Therefore, in order to accomplish these objectives, the Board has caused the Company to enter into this Agreement.

NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

1.           Certain Definitions.  (a)  The “Effective Date” shall mean the first date during the Change of Control Period (as defined in Section 1(b)) on which a Change of Control (as defined in Section 2) occurs. Anything in this Agreement to the contrary notwithstanding, if a Change of Control occurs and if the Executive’s employment with the Company is terminated prior to the date on which the Change of Control occurs, and if it is reasonably demonstrated by the Executive that such termination of employment (i) was at the request of a third party who has taken steps reasonably calculated to effect a Change of Control or (ii) otherwise arose in connection with or anticipation of a Change of Control, then for all purposes of this Agreement the “Effective Date” shall mean the date immediately prior to the date of such termination of employment.

(b)             The “Change of Control Period” shall mean the period commencing on the date hereof and ending on the [YEARS] anniversary of the date hereof; provided, however, that commencing on the date one year after the date hereof, and on each annual anniversary of such date (such date and each annual anniversary thereof shall be hereinafter referred to as the “Renewal Date”), unless previously terminated, the Change of Control Period shall be automatically extended so as to terminate [YEARS] years from such Renewal Date, unless at least 60 days prior to the Renewal Date the Company shall give notice to the Executive that the Change of Control Period shall not be so extended.

2.           Change of Control.  For the purpose of this Agreement, a “Change of Control” shall mean:

(a)           The acquisition by any individual, entity or group (within the meaning of Section 13(d) (3) or 14(d) (2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (i) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change of Control: (i) any acquisition directly from the Company, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (iv) any acquisition pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subsection (c) of this Section 2; or

(b)             Individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(c)             Consummation by the Company of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of assets of another entity (a “Business Combination”), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (ii) no Person (excluding any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficial owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(d)             Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

3.           Employment Period.  The Company hereby agrees to continue the Executive in its employ, and the Executive hereby agrees to remain in the employ of the Company subject to the terms and conditions of this Agreement, for the period commencing on the Effective Date and ending on the [YEARS] anniversary of such date (the “Employment Period”).

4.           Terms of Employment.  (a)  Position and Duties. (i) During the Employment Period, (A) the Executive’s position (including status, offices, titles and reporting requirements), authority, duties and responsibilities shall be at least commensurate in all material respects with the most significant of those held, exercised and assigned to the Executive at any time during the 120-day period immediately preceding the Effective Date and (B) the Executive’s services shall be performed at the location where the Executive was employed immediately preceding the Effective Date or any office or location less than 10 miles from such location.

(ii)             During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote reasonable attention and time during normal business hours to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to the Executive hereunder, to use the Executive’s reasonable best efforts to perform faithfully and efficiently such responsibilities. During the Employment Period it shall not be a violation of this Agreement for the Executive to (A) serve on corporate, civic or charitable boards or committees, (B) deliver lectures, fulfill speaking engagements or teach at educational institutions and (C) manage personal investments, so long as such activities do not significantly interfere with the performance of the Executive’s responsibilities as an employee of the Company in accordance with this Agreement. It is expressly understood and agreed that to the extent that any such activities have been conducted by the Executive prior to the Effective Date, the continued conduct of such activities (or the conduct of activities similar in nature and scope thereto) subsequent to the Effective Date shall not thereafter be deemed to interfere with the performance of the Executive’s responsibilities to the Company.

(b)             Compensation. (i) Base Salary. During the Employment Period, the Executive shall receive an annual base salary (“Annual Base Salary”), which shall be paid at a monthly rate. The Annual Base Salary will be at least equal to twelve times the highest monthly base salary paid or payable, including any base salary which has been earned but deferred, to the Executive by the Company and its affiliated companies in respect of the twelve-month period immediately preceding the month in which the Effective Date occurs. During the Employment Period, the Annual Base Salary shall be reviewed no more than 12 months after the last salary increase awarded to the Executive prior to the Effective Date and thereafter at least annually. Any increase in Annual Base Salary shall not serve to limit or reduce any other obligation to the Executive under this Agreement. Annual Base Salary shall not be reduced after any such increase and the term Annual Base Salary as utilized in this Agreement shall refer to Annual Base Salary as so increased. As used in this Agreement, the term “affiliated companies” shall include any company controlled by, controlling or under common control with the Company.

(ii)             Annual Bonus. In addition to Annual Base Salary, the Executive shall be awarded, for each fiscal year ending during the Employment Period, an annual bonus (the “Annual Bonus”) in cash at least equal to the Executive’s highest bonus for the last three full fiscal years prior to the Effective Date (annualized in the event that the Executive was not employed by the Company for the whole of any such fiscal year and received a pro-rated bonus as a consequence) (the “Recent Annual Bonus”). Each such Annual Bonus shall be paid no later than two and one-half months after the end of the fiscal year for which the Annual Bonus is awarded, unless the Executive shall elect to defer the receipt of such Annual Bonus pursuant to a written deferred compensation plan of the Company or an affiliated company.

(iii)             Incentive, Savings and Retirement Plans. During the Employment Period, the Executive shall be entitled to participate in all incentive, savings and retirement plans, practices, policies and programs applicable generally to other peer executives of the Company and its affiliated companies, but in no event shall such plans, practices, policies and programs provide the Executive with incentive opportunities (measured with respect to both regular and special incentive opportunities, to the extent, if any, that such distinction is applicable), savings opportunities and retirement benefit opportunities, in each case, less favorable, in the aggregate, than the most favorable of those provided by the Company and its affiliated companies for the Executive under such plans, practices, policies and programs as in effect at any time during the 120-day period immediately preceding the Effective Date or if more favorable to the Executive, those provided generally at any time after the Effective Date to other peer executives of the Company and its affiliated companies.

(iv)             Welfare Benefit Plans. During the Employment Period, the Executive and/or the Executive’s family, as the case may be, shall be eligible for participation in and shall receive all benefits under welfare benefit plans, practices, policies and programs provided by the Company and its affiliated companies (including, without limitation, medical, prescription, dental, disability, salary continuance, employee life, group life, accidental death and travel accident insurance plans and programs) to the extent applicable generally to other peer executives of the Company and its affiliated companies, but in no event shall such plans, practices, policies and programs provide the Executive with benefits which are less favorable, in the aggregate, than the most favorable of such plans, practices, policies and programs in effect for the Executive at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive, those provided generally at any time after the Effective Date to other peer executives of the Company and its affiliated companies.

(v)             Expenses.  During the Employment Period, the Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive in accordance with the most favorable policies, practices and procedures of the Company and its affiliated companies in effect for the Executive at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and its affiliated companies.

(vi)             Fringe Benefits.  During the Employment Period, the Executive shall be entitled to fringe benefits, including, without limitation, tax and financial planning services, payment of club dues, and, if applicable, use of an automobile and payment of related expenses, in accordance with the most favorable plans, practices, programs and policies of the Company and its affiliated companies in effect for the Executive at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and its affiliated companies.

(vii)             Office and Support Staff.  During the Employment Period, the Executive shall be entitled to an office or offices of a size and with furnishings and other appointments, and to exclusive personal secretarial and other assistance, at least equal to the most favorable of the foregoing provided to the Executive by the Company and its affiliated companies at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive, as provided generally at any time thereafter with respect to other peer executives of the Company and its affiliated companies.

(viii)                        Vacation.  During the Employment Period, the Executive shall be entitled to paid vacation in accordance with the most favorable plans, policies, programs and practices of the Company and its affiliated companies as in effect for the Executive at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and its affiliated companies.

(ix)             Equity Compensation Awards.  On the Effective Date, all awards of stock options and stock appreciation rights granted to the Executive prior to the date of this Agreement shall become fully vested and immediately exercisable, all restrictions on shares of restricted stock awarded to the Executive prior to the date of this Agreement shall immediately lapse and all performance based equity compensation awards made to the Executive prior to the date of this Agreement shall be deemed fully earned as if all performance goals had been fully attained and the performance period ended prior to the date of this Agreement on the Effective Date.  The treatment of awards of stock options, stock appreciation rights, restricted stock, performance based equity awards or similar equity awards made on or after the date of this Agreement shall be determined under the terms of the instruments evidencing such awards.

5.           Termination of Employment.  (a)  Death or Disability.  The Executive’s employment shall terminate automatically upon the Executive’s death during the Employment Period. If the Company determines in good faith that the Disability of the Executive has occurred during the Employment Period (pursuant to the definition of Disability set forth below), it may give to the Executive written notice in accordance with Section 12(b) of this Agreement of its intention to terminate the Executive’s employment. In such event, the Executive’s employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Executive (the “Disability Effective Date”), provided that, within the 30 days after such receipt, the Executive shall not have returned to full-time performance of the Executive’s duties. For purposes of this Agreement, “Disability” shall mean the absence of the Executive from the Executive’s duties with the Company on a full-time basis for 180 consecutive business days as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Executive or the Executive’s legal representative.

(b)             Cause.  The Company may terminate the Executive’s employment during the Employment Period for Cause. For purposes of this Agreement, “Cause” shall mean:

(i)             fraud, misappropriation or intentional material damage to the property or business of the Company, or

(ii)             commission of a felony whose determination is final and non-appealable, or entry of a plea of guilty or no contest to the commission of a felony, or

(iii)             material violation of any material law, rule or regulation applicable to the Company or its business.

For purposes of this provision, no act or failure to act, on the part of the Executive, shall be considered “intentional” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the instructions of the Chief Executive Officer or a senior officer of the Company or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company. The cessation of employment of the Executive shall not be deemed to be for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the Executive and the Executive is given an opportunity, together with counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, the Executive is guilty of the conduct described in subparagraph (i) or (ii) or (iii) above, and specifying the particulars thereof in detail.

(c)           Good Reason.  The Executive’s employment may be terminated by the Executive for Good Reason. For purposes of this Agreement, “Good Reason” shall mean:

(i)           without the express written consent of the Executive, the assignment to the Executive of any duties inconsistent in any respect with the Executive’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by Section 4(a) of this Agreement, or any other action by the Company which results in a diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive;

(ii)           any failure by the Company to comply with any of the provisions of Section 4(b) of this Agreement, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive;

(iii)           without the express written consent of the Executive, the Company’s requiring the Executive to be based at any office or location other than as provided in Section 4(a)(i)(B) hereof or the Company’s requiring the Executive to travel on Company business to a substantially greater extent than required during the one-year period prior to the Effective Date;

(iv)           any purported termination by the Company of the Executive’s employment otherwise than as expressly permitted by this Agreement; or

(v)           any failure by the Company to comply with and satisfy Section 11(c) of this Agreement.

For purposes of this Section 5(c), any good faith determination of “Good Reason” made by the Executive shall be conclusive. Anything in this Agreement to the contrary notwithstanding, a termination by the Executive for any reason during the 30-day period immediately following the first anniversary of the Effective Date shall be deemed to be a termination for Good Reason for all purposes of this Agreement.

(d)             Notice of Termination.  Any termination by the Company for Cause, or by the Executive for Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 12(b) of this Agreement. For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than thirty days after the giving of such notice). The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder.

(e)             Date of Termination.  “Date of Termination” means (i) if the Executive’s employment is terminated by the Company for Cause, or by the Executive for Good Reason, the date of receipt of the Notice of Termination or any later date specified therein, as the case may be, (ii) if the Executive’s employment is terminated by the Company other than for Cause or Disability, the date on which the Company notifies the Executive of such termination and (iii) if the Executive’s employment is terminated by reason of death or Disability, the date of death of the Executive or the Disability Effective Date, as the case may be.

6.           Obligations of the Company upon Termination.  (a)  Good Reason; Other Than for Cause, Death or Disability. If, during the Employment Period, the Company shall terminate the Executive’s employment other than for Cause, Death or Disability or the Executive shall terminate employment for Good Reason:

(i)           the Company shall pay to the Executive the following amounts:

A.           in a lump sum in cash 30 days after the Date of Termination, the sum of (1) the Executive’s Annual Base Salary through the Date of Termination to the extent not theretofore paid, (2) the Executive’s Annual Bonus for the most recently completed fiscal year, to the extent not theretofore paid or deferred by the Executive, and (3) the product of (x) the Annual Bonus in effect at such date and (y) a fraction, the numerator of which is the number of days in the current fiscal year through the Date of Termination, and the denominator of which is 365, and (4) any accrued vacation pay, to the extent not theretofore paid; and

B.           at the time and in the manner provided in, or in accordance with, the applicable written deferral arrangement, any compensation previously deferred by the Executive (together with any accrued interest or earnings thereon), to the extent not theretofore paid (such deferred compensation, together with the amounts referred to in subclauses (1), (2) (3) and (4) of clause (A) above, the “Accrued Obligations”);

C.           the amount equal to the product of (1) [MULTIPLE] and (2) the sum of (x) the Executive’s Annual Base Salary and (y) the Annual Bonus and (z) the aggregate employer contributions made for the Executive’s account for the most recently completed fiscal year under all qualified and non-qualified defined contribution plans.

(ii)             for [MULTIPLE] years after the Executive’s Date of Termination, or such longer period as may be provided by the terms of the appropriate plan, program, practice or policy, the Company shall continue group health, medical, dental, vision, prescription drug and life insurance benefits to the Executive and/or the Executive’s family (collectively, the “Other Benefits”) at least equal to those which would have been provided to them in accordance with the plans, programs, practices and policies described in Section 4(b)(iv) of this Agreement if the Executive’s employment had not been terminated or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and its affiliated companies and their families, provided, however, that if the Executive becomes reemployed with another employer and is eligible to receive medical or other benefits under another employer-provided plan, the medical and other benefits described herein shall be secondary to those provided under such other plan during such applicable period of eligibility, and for purposes of determining eligibility (but not the time of commencement of benefits) of the Executive for retiree benefits pursuant to such plans, practices, programs and policies, the Executive shall be considered to have remained employed until three years after the Date of Termination and to have retired on the last day of such period;

(iii)             without limiting the generality of clause (ii) above, the Executive’s participation in the Company’s hospital/medical/surgical insurance plan shall be continued on the same basis as prior to the Date of Termination, or equivalent benefits shall be provided by the Company, at no direct cost to the Executive for a period of [MULTIPLE] years from the Date of Termination; and

(iv)             the Company shall, at its sole expense as incurred, provide the Executive with outplacement services the scope and provider of which shall be selected by the Executive in the Executive’s sole discretion, but shall in event cost the Company more than $10,000 in any calendar year or continue for more than [MULTIPLE].

(b)             Death.  If the Executive’s employment is terminated by reason of the Executive’s death during the Employment Period, this Agreement shall terminate without further obligations to the Executive’s legal representatives under this Agreement, other than for payment of Accrued Obligations and the timely payment or provision of Other Benefits.

(c)             Disability.  If the Executive’s employment is terminated by reason of the Executive’s Disability during the Employment Period, this Agreement shall terminate without further obligations to the Executive, other than for payment of Accrued Obligations and the timely payment or provision of Other Benefits. Accrued Obligations shall be paid to the Executive in a lump sum in cash 30 days after the Date of Termination. With respect to the provision of Other Benefits, the term Other Benefits as utilized in this Section 6(c) shall include, and the Executive shall be entitled after the Disability Effective Date to receive, disability and other benefits at least equal to the most favorable of those generally provided by the Company and its affiliated companies to disabled executives and/or their families in accordance with such plans, programs, practices and policies relating to disability, if any, as in effect generally with respect to other peer executives and their families at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive and/or the Executive’s family, as in effect at any time thereafter generally with respect to other peer executives of the Company and its affiliated companies and their families.

(d)             Cause; Other than for Good Reason.  If the Executive’s employment shall be terminated for Cause during the Employment Period, this Agreement shall terminate without further obligations to the Executive other than the obligation to pay to the Executive (x) the Annual Base Salary through the Date of Termination, (y) the amount of any compensation previously deferred by the Executive, to the extent vested, and (z) Other Benefits, in each case to the extent theretofore unpaid. If the Executive voluntarily terminates employment during the Employment Period, excluding a termination for Good Reason, this Agreement shall terminate without further obligations to the Executive, other than for Accrued Obligations and the timely payment or provision of Other Benefits. In such case, all Accrued Obligations shall be paid to the Executive in a lump sum in cash within 30 days of the Date of Termination.

(e)             Payment Schedule.  Notwithstanding anything to the contrary in this Agreement, to the extent required to comply with Section 409A(a)(2)(B) of the Code, (I) if the Executive’s termination of employment does not constitute a “separation from service” within the meaning of Section 409A of the Code, any taxable payment or benefit which becomes due under this Agreement as a result of such termination of employment shall be deferred to the earliest date on which the Executive has a separation from service within the meaning of Section 409A of the Code; and (ii) if the Executive is deemed to be a ‘specified employee’ for purposes of Section 409A(a)(2)(B) of the Code at his separation from service, payments due to him that would otherwise have been payable at any time during the six month period immediately following separation from service (within the meaning of Section 409A of the Code) shall not be paid prior to, and shall instead be payable in a lump sum upon, the expiration of such six-month period. Any amounts deferred under this Section 4(e) shall bear interest at an annual rate equal to the long-term rate from the date originally scheduled to be paid through and including the date of actual payment, compounded monthly.

(f)             Payment Cap.  Notwithstanding anything to the contrary in this Agreement, if any payment under this Section 6, either alone or together with other payments and benefits which the Executive has the right to receive from the Company and its affiliated companies, would constitute a “parachute payment” under Section 280G of the Code, payments shall be reduced by the amount, if any, which is the minimum necessary to result in no portion of such payments being non-deductible to the Company or its affiliated companies pursuant to Section 280G of the Code and subject to the excise tax imposed under Section 4999 of the Code. The allocation of the reduction required hereby among such payments shall be determined by the Executive.

7.           Non-exclusivity of Rights.  Nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any plan, program, policy or practice provided by the Company or any of its affiliated companies and for which the Executive may qualify, nor, subject to Section 12(f), shall anything herein limit or otherwise affect such rights as the Executive may have under any contract or agreement with the Company or any of its affiliated companies. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with the Company or any of its affiliated companies at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement.

8.           Full Settlement; Legal Fees.  The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and except as specifically provided in Section 6(a)(ii), such amounts shall not be reduced whether or not the Executive obtains other employment. The Company agrees to pay as incurred, to the full extent permitted by law, all legal fees and expenses which the Executive may reasonably incur as a result of any contest (regardless of the outcome thereof) by the Company, the Executive or others of the validity or enforceability of, or liability or entitlement under, any provision of this Agreement or any guarantee of performance thereof (whether such contest is between the Company and the Executive or between either of them and any third party, and including as a result of any contest by the Executive about the amount of any payment pursuant to this Agreement), plus in each case interest on any delayed payment at the applicable Federal rate provided for in Section 7872(f)(2)(A) of the Code.

9.           Determinations Required under Section 280G of the Code. All calculations required to be made in order to determine whether payments constitute an “excess parachute payment” within the meaning of Section 280G of the Code , including the assumptions to be utilized in arriving at such determination, shall be made by Crowe Chizek and Company LLC or such other registered public accounting firm as may be designated by acting as the Company’s independent auditors (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the receipt of demand from the Executive, or such earlier time as is requested by the Company. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change of Control, the Executive shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any determination by the Accounting Firm shall be binding upon the Company and the Executive.

10.           Restrictive Convents.  The Company conducts a consumer and business banking business (the “Company’s Business”). The Executive acknowledges that the Company is entering into this Agreement with him for the purpose of preserving and cultivating the Company’s Business in preparation for a possible Change of Control of the Company. Therefore, the Executive agrees to the following covenants:

(i)           Definition of Company’s Geographic Market.  For all purposes of this Section 10, the Company’s Geographic Market shall be any town, county, village or other municipal unit by which the Company or any applicable Company maintains an office, but that contiguous town, county, village or municipal unit.

(ii)             Confidential Information.  Unless he obtains the prior written consent of the Company, the Executive shall keep confidential and shall refrain from using for the benefit of himself, or any person or entity other than the Company and its parents and subsidiaries (the Company and such parents and subsidiaries collectively, the “Company’s Affiliated Group”), any material document or information obtained from a member of the Company’s Affiliated Group in the course of his employment with any of them concerning their current or planned future properties, operations or business, including but not limited to information concerning the Company’s customers (the “Confidential Information”) unless and until such document or information is readily ascertainable from public or published information or trade sources or has otherwise been made available to the public through no fault of his own; provided, however, that nothing in this Section 10(a)(ii) shall prevent the Executive, with or without the Company’s consent, from participating in or disclosing documents or information in connection with any judicial or administrative investigation, inquiry or proceeding to the extent that such participation or disclosure is compelled under applicable law; in such event, the Executive shall, to the extent practicable under the circumstances, notify the Company in advance of and afford the Company an opportunity, at its own expense, to take action to prevent or limit the scope of such participation or disclosure.

(iii)             Proprietary Information.  The Executive acknowledges that, during the course of his employment, he will, alone or jointly with others, develop or have access to information (whether in written, oral, electronic or other form) concerning the Company’s Affiliated Group’s business plans, marketing plans, methods and surveys, product and service design, development and pricing plans and methods, customer lists, prospect lists, customer relationship information and need assessments, profitability assessments, technology, service marks, trademarks and other intellectual property, trade secrets, know-how and other proprietary information concerning the Company’s Affiliated Group (the “Proprietary Information”). The Executive acknowledges that all such Proprietary Information is, as between the Executive and the Company’s Affiliated Group, the sole property of the Company’s Affiliated Group and that the Executive has no right, title or interest therein. During his employment with the Company and at all times thereafter, the Executive shall refrain from using any Proprietary Information for the benefit of any person or entity other than the Company’s Affiliated Group. At any time upon the Company’s request, and in any event upon his termination of employment with the Company, the Executive shall promptly return to the Company all Proprietary Information in his possession in any form or media and all laptop computers, cell phones and other property of the Company’s Affiliated Group in his possession and shall, if requested to do so by the Company, certify in writing that any Proprietary Information not so returned has been destroyed.

(iv)             Non-derogation.  While employed by the Company and at all times thereafter, the Executive shall refrain from making any statement (whether or not in writing) concerning the Company’s Affiliated Group or its business, operations, customers, directors, officers, employees or owners that he intends, or that a reasonable person acting in like circumstances would expect, to impair in any respect the Company’s Affiliated Group’s business, operations or reputation.

(v)             Solicitation.  The Executive, for a period of one (1) year following his termination of employment with the Company, shall not, without the written consent of the Company, either directly or indirectly:

(A)             solicit, offer employment to, or take any other action intended, or that a reasonable person acting in like circumstances would expect, to have the effect of causing any officer or employee of the Company’s Affiliated Group to terminate his or her employment and accept employment or become affiliated with, or provide services with or without compensation in any capacity whatsoever to, any person or entity engaged in a business or line of business or providing a product or service in direct or indirect competition with the Company’s Business in the Company’s Geographic Market;

(B)             provide any information, advice or recommendation with respect to any such officer or employee to any person or entity that is intended, or that a reasonable person acting in like circumstances would expect, to have the effect of causing, encouraging or enabling any officer or employee of the Company’s Affiliated Group to terminate his employment and accept employment or become affiliated with, or provide services with or without compensation in any capacity whatsoever to, any person or entity engaged in a business or line of business or providing a product or service in direct or indirect competition with the Company’s Business in the Company’s Geographic Market; or

(C)             directly or indirectly solicit, or facilitate in any manner any other person’s or entity’s solicitation of, business in competition with the Company’s Business in the Company’s Geographic Market from (I) any of the Company’s customers with whom the Executive served as a relationship manager, or whom the Executive was assigned to solicit on behalf of the Company, at any time during the period of one (1) year ending on the date of his termination of employment; (II) any other person or entity which the Executive knows to be one of the Company’s customers, or (III) any other person or entity which the Executive knows is being actively solicited by the Company on, or had been identified for active solicitation by the Company at any time during the period of one (1) year ending on the date of his termination of employment with the Company.

(b)             Reasonableness of Covenants.  The Executive acknowledges that: (i) the Company has a legitimate business interest in preserving its investment in its Confidential Information and Proprietary Information, and the Company’s customers; (ii) the restrictions set forth in this Section 10 constitute reasonable restrictions to protect the Company’s legitimate business interests; (iii) such restrictions are reasonable in duration, geographic scope and scope of business protected; (iv) observing such restrictions will not unreasonably impair the Employee’s ability to seek or secure employment following his termination of employment with the Company; and (v) his employment by the Company constitute adequate consideration for his adherence to such restrictions. The Executive hereby waives his right, in any action or proceeding relating to the enforcement or enforceability of the provisions of this Section 10, to make any argument or assertion to the contrary.

(c)             Nonexclusive Monetary Damages.  If the Executive violates any of the covenants set forth in Section 10(a), then in addition to any other remedies that may be available to the Company at law or equity: (i) the Executive shall forfeit his right to receive any future compensation and benefits under this Agreement, other than earned but unpaid compensation under vested benefits under benefit plans; (ii) the Executive shall repay to the Company on demand the amount of any payments (other than earned compensation and vested benefits under benefit plans) theretofore paid, together with interest thereon from the date of payment by the Company to the date of repayment by the Executive at the rate of six percent (6%) per annum, compounded annually; and (iii) the Executive shall forfeit and pay over to the Company any monetary payments made, and the fair market value of any benefits in kind (including but not limited to benefits under any indemnification agreements or arrangements) provided, by any person or entity for the purpose of inducing the Executive to violate, or rendering the Executive financially indifferent to the consequences of violating, any of such covenants. The Executive hereby acknowledges that the foregoing constitute reasonable but non-exclusive damages and waives his right, in any action or proceeding relating to the enforcement or enforceability of the provisions of this Section 10, to make any argument or assertion to the contrary.

(d)           Specific Performance.  The Executive acknowledges that money damages will not be an adequate remedy for his failure to observe or perform any of the covenants set forth in Section 10(a). Therefore, the Company shall have the right to apply to any court of competent jurisdiction for equitable relief, including but not limited to a temporary restraining order or injunction ordering specific performance. The Executive hereby waives his right, in any action or proceeding relating to any application for equitable relief, to make any argument or assertion to the contrary.

(e)           Notification to Subsequent Employers and Potential Employers.  Prior to accepting employment with any person or entity other than a member of the Company’s Affiliated Group, the Executive shall disclose to such person or entity the existence of this Agreement and furnish such person or entity with a copy hereof. The Company reserves the right, and the Executive hereby authorizes the Company (i) to notify any person or entity making a pre-hire or post-hire inquiry of the Company concerning the Executive of the existence of this Agreement and to furnish to such person or entity a copy hereof and (ii) to notify any person or entity engaged in a business or line of business or providing products or services in direct or indirect competition with the Company’s Business in the Company’s Geographic Market by whom the Executive is subsequently employed, or with whom the Executive is subsequently affiliated as an owner, investor, financier, director, officer, employee, independent contractor, vendor or service provider, whether for or without compensation, of the existence of this Agreement and to furnish to such person or entity a copy hereof.

(f)           Reformation or Modification.  In the event that this Section 10 or any portion hereof shall be found by an arbitrator or court of competent jurisdiction to be unenforceable as written, such court or arbitrator shall, and is hereby authorized to, modify this Section 10 or any portion hereof in such manner as he or it determines to be necessary to render this section 10 enforceable to the maximum possible extent and to enforce this Section 10 as so modified.

11.           Successors.  (a)  This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.

(b)           This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

(c)           The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

12.           Miscellaneous.  (a)  This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(b)           All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

1           The Company’s General Counsel, Ms. Patricia M. Schaubeck, has not previously entered into a Change of Control Employment Agreement with the Company.  As such, Ms. Schaubeck’s Change of Control Employment Agreement is not being amended and restated.  All terms and conditions of Ms. Schaubeck’s Change of Control Employment Agreement are otherwise identical to the terms and conditions of this form of Amended and Restated Change of Control Employment Agreement.

If to the Executive:

If to the Company:	State Bancorp, Inc.
Two Jericho Plaza
Jericho, New York 11753
Attention: General Counsel

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

(c)             The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(d)             The Company may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(e)             The Executive’s or the Company’s failure to insist upon strict compliance with any provision hereof or any other provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder, including, without limitation, the right of the Executive to terminate employment for Good Reason pursuant to Section 5(c)(i)-(v) of this Agreement, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

(f)             The Executive and the Company acknowledge that, except as may otherwise be provided under any other written agreement between the Executive and the Company, the employment of the Executive by the Company is “at will” and, prior to the Effective Date, the Executive’s employment may be terminated by either the Executive or the Company at any time, in which case the Executive shall have no further rights under this Agreement. From and after the Effective Date, this Agreement shall supersede any other agreement between the parties with respect to the subject matter hereof.

IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and, pursuant to the authorization from its Board of Directors, the Company has caused this Agreement to be executed in its name on its behalf, all as of the day and year first above written.

________________________________
[NAME]

STATE BANCORP, INC.

By:  _________________________________